Exhibit 99.1

News

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2006 AND MAY SALES RESULTS

ISSAQUAH, Wash., May 31, 2006 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the third quarter (twelve weeks) and first thirty-six weeks of fiscal 2006, ended May 7, 2006, and May sales results for the four weeks ended May 28th.

Net sales for the third quarter of fiscal 2006 increased 11% to $13.00 billion, from $11.75 billion during the third quarter of fiscal 2005. Net income for the third quarter of fiscal 2006 increased to $235.6 million, or $.49 per diluted share, from $209.8 million, or $.43 per diluted share, during the third quarter of fiscal 2005, representing a 14% increase in earnings per share.

Net sales for the first thirty-six weeks of fiscal 2006 increased 11% to $39.45 billion, from $35.50 billion during the first thirty-six weeks of fiscal 2005. Net income for the first thirty-six weeks of fiscal 2006 increased to $747.6 million, or $1.55 per diluted share, compared to net income for the first thirty-six weeks of fiscal 2005 of $708.4 million, or $1.45 per diluted share.

Net income for the first thirty-six weeks of fiscal 2005 was impacted by a one-time $52.1 million income tax benefit and a cumulative pre-tax, non-cash charge of $16.0 million ($10.0 million after-tax) concerning accounting for leases. Without these adjustments net income for the first thirty-six weeks of fiscal 2005 would have been $666.3 million or $1.36 per diluted share. Reported earnings per diluted share of $1.55 for the first thirty-six weeks of fiscal 2006 represents a 14% increase over this amount.

Comparable sales for the fiscal third quarter (twelve weeks) and first thirty-six weeks of fiscal 2006, both ended May 7, 2006, were as follows:

	12 Weeks	36 Weeks
US	7%	7%
International	8%	9%
Total Company	7%	8%

May Sales Results

The Company today also reported net sales of $4.71 billion for the four-week retail reporting month of May, the four weeks ended May 28, 2006, an increase of 15% from $4.11 billion in the same four-week period of the prior fiscal year. For the first thirty-nine weeks of its 2006 fiscal year ended May 28, 2006, which include the first three weeks of its fiscal fourth quarter, the Company reported net sales of $43.01 billion, an increase of 12% from $38.54 billion during the comparable period of the prior fiscal year.

Comparable sales for the four-week retail-reporting month of May and the 39-week retail-reporting period of September through May are as follows:

	4 Weeks	39 Weeks
US	9%	8%
International	17%	10%
Total Company	10%	8%

Costco currently operates 477 warehouses, including 350 in the United States and Puerto Rico, 68 in Canada, 17 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 28 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional eleven to twelve new warehouses, including the relocation of one warehouse to a larger and better-located facility, prior to the end of its 53-week 2006 fiscal year, ending on September 3, 2006.

A conference call to discuss these third quarter results is scheduled for 8:00 a.m. (PT) today, May 31, 2006, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 7, 2006	May 8, 2005	May 7, 2006	May 8, 2005
REVENUE
Net sales	$12,996,942	$11,747,113	$39,446,551	$35,499,635
Membership fees	276,233	249,787	808,553	733,345

Total revenue	13,273,175	11,996,900	40,255,104	36,232,980
OPERATING EXPENSES
Merchandise costs	11,635,052	10,503,661	35,269,073	31,692,212
Selling, general and administrative	1,271,803	1,164,625	3,843,270	3,481,433
Preopening expenses	10,431	9,475	27,422	42,856
Provision for impaired assets and closing costs, net	1,182	3,000	3,821	9,800

Operating income	354,707	316,139	1,111,518	1,006,679
OTHER INCOME (EXPENSE)
Interest expense	(2,679)	(8,476)	(9,326)	(27,098)
Interest income and other	33,751	30,159	94,516	70,528

INCOME BEFORE INCOME TAXES	385,779	337,822	1,196,708	1,050,109
Provision for income taxes	150,184	128,034	449,092	341,716

NET INCOME	$235,595	$209,788	$747,616	$708,393

NET INCOME PER COMMON SHARE:
Basic	$0.50	$0.44	$1.58	$1.50

Diluted	$0.49	$0.43	$1.55	$1.45

Shares used in calculation (000’s)
Basic	470,516	478,248	471,699	472,765
Diluted	480,533	493,282	482,933	492,247
Dividends per share	$0.13	$0.115	$0.36	$0.315